Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Deciphera Pharmaceuticals, Inc.

at

$25.60 net per share in cash,

pursuant to the Offer to Purchase, dated May 13, 2024,

by

Topaz Merger Sub, Inc.,

a wholly-owned subsidiary of

ONO PHARMACEUTICAL CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER

11:59 P.M., NEW YORK CITY TIME, ON JUNE 10, 2024, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

May 13, 2024

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated May 13, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the Offer by Topaz Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of ONO PHARMACEUTICAL CO., LTD., a Japanese company (kabushiki kaisha) (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Deciphera Pharmaceuticals, Inc., a Delaware corporation (“Deciphera” or the “Company”), at a price of $25.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal.

The Board of Directors of Deciphera recommends that its stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

IF YOU ARE THE HOLDER OF RECORD OF ANY SHARES OF DECIPHERA, YOU MUST COMPLETE A LETTER OF TRANSMITTAL THAT IS BEING PROVIDED TO YOU SEPARATELY TO TENDER SUCH SHARES.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $25.60 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for any and all outstanding Shares.

3. The Offer and withdrawal rights expire at one minute after 11:59 p.m., New York City time, on June 10, 2024, unless the offer is extended or earlier terminated (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”).

4. The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the following conditions: (i) there shall have been validly tendered (and not validly withdrawn prior to the Expiration Time (as defined below) Shares that, considered together with all other Shares beneficially owned by Parent and its controlled affiliates but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”)), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer; (ii) the waiting period (or any extension thereof) applicable to the consummation of the Offer and the Merger (as defined below) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated; and (iii) no applicable international, multinational, national, regional, federal, territorial, domestic, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body legally entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature of competent and applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any writ, judgment, injunction, consent, order or decree or statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger; the representations and warranties of the Company contained in the Merger Agreement (as defined below) shall be accurate, subject to customary materiality thresholds and exceptions; the Company shall have performed or complied in all material respects with its covenants and agreements contained in the Merger Agreement; since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement); and the Merger Agreement shall not have been terminated in accordance with its terms.

5. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 2024 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, upon the terms and conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

6. After careful consideration, Deciphera’s board of directors has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), (ii) determined that the Transactions, including the Offer and Merger, are in the best interests of the Company and its stockholders, (iii) determined that the Merger will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) (a) the certificates evidencing such Shares (the “Share Certificates”) or (b) confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of certain book-entry transfers, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3—“Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Deciphera Pharmaceuticals, Inc.

at

$25.60 net per share in cash, pursuant to the Offer to Purchase, dated May 13, 2024,

by

Topaz Merger Sub, Inc.

a wholly-owned subsidiary of

ONO PHARMACEUTICAL CO., LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated May 13, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) in connection with the offer by Topaz Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ONO PHARMACEUTICAL CO., LTD., a Japanese company (kabushiki kaisha), to purchase all of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of Deciphera Pharmaceuticals, Inc., a Delaware corporation, at a price of $25.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

☐	Check this box to tender all of the undersigned’s Shares

If the undersigned wishes to tender some, but not all, of the undersigned’s Shares, please indicate that number below:	SIGN HERE
___________ Shares*	Signature(s)

Dated _________________________, 2024	Name(s)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.	Address(es)
Zip Code